EXHIBIT 10.4

FOURTH MODIFICATION OF LEASE AGREEMENT

AGREEMENT made as of this 15th of November 2012, by and between HUNTINGTON QUADRANGLE 2, LLC., having its principal office at 100 Jericho Quadrangle, Jericho, New York 11753 (“Landlord”) and INTERDIGITAL INC. successor in interest to InterDigital Communications Corp. with offices located at 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809 (“Tenant”).

WHEREAS, Tenant has leased from Landlord certain office space known as Suites 3S02 and 4S01 (the “Original Premises”) in the building known as Two Huntington Quadrangle, Melville, New York 11747 (the “Building”) pursuant to an Agreement of the Lease dated as of November 25th, 1996, as amended by a Modification of Lease Agreement dated as of December 28, 2000, a Modification of Lease Agreement dated March 10, 2003, and a Third Modification of Lease Agreement dated May 18, 2006, said lease as amended being hereinafter referred to as the “Lease”, and

WHEREAS, Tenant desires to surrender to Landlord, and Landlord desires to take back from Tenant, a portion of the Original Premises consisting of 11,315 square feet known as Suite 3S02 (the “Surrender Premises”) as shown on Exhibit 1A annexed hereto and made a part hereof; and

WHEREAS, Tenant desires to retain and Landlord desires to lease to Tenant the remainder of the Original Premises (the “Remainder Premises”) as shown on Exhibit 1A attached hereto; and

WHEREAS, the parties hereto desire to amend the Lease to extend the Expiration Date, redefine the rent, and in certain other mutually agreeable respects;

NOW, THEREFORE, effective as of November 1, 2012, (the “Effective Date”), except as modified in the next succeeding paragraph, the parties agree as follows:

The Effective Date set forth above is conditioned upon the unconditional execution and delivery of this Agreement by Tenant on or before November 7, 2012, If this Agreement is not unconditionally executed and delivered by Tenant on or before November 7, 2012, then, the effective date be modified to be the first day of the month following the unconditional execution and delivery of this Agreement by Tenant.

1.	All terms used herein and not otherwise defined shall have the meaning set forth in the Lease.

2.
Article 1 of the Lease is hereby amended to provide that the Demised Premises shall no longer include the Surrender Premises but shall only include the Remainder Premises as shown on Exhibit 1A attached hereto. The parties agree that for all purposes of the Lease the Remainder Premises consist of 44,810 square feet.

3.
Article 2 of the Lease is amended to provide that the Expiration Date of the Lease is February 29, 2020, unless the Effective Date is modified as provided hereinabove, in which case the Expiration Date will be modified to be the last day of the month that is seven (7) years and four (4) months after the Effective Date.

4.	Article 3 of the Lease is hereby deleted in its entirety and replaced as follows:
“RENT
3.    A.    The base annual rental rate payable by Tenant shall be $918,605.00, which Tenant agrees to pay in equal monthly installments in advance, on the first day of each calendar month during the Demised Term at the office of the Landlord. Tenant shall pay the rent as above and as hereinafter provided, without any set off or deduction whatsoever. As used herein, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period, the first such period commencing on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date.

B.    The base annual rent set forth in Section 3.A hereof shall be increased on each anniversary of the Effective Date throughout the Demised Term (including any renewal period) by an amount equal to three percent (3%) of the base annual rent payable during the Lease Year immediately preceding such anniversary (excluding escalations pursuant to Article 11 or Schedule C) (e.g., during the second (2nd) Lease Year, the base annual rent shall be $946,163.15 ($918,605.00 and 3% of $918,605.00 and 3% of $918,605.00 for base rent) plus metered electric pursuant to Schedule C.

C.    If Tenant shall fail to pay when due any installment of base annual rent or any payment of additional rent for a period of three (3) days after such installment or payment shall have become due, Tenant shall pay interest thereon at the lesser rate of (i) four percent (4%) per annum in excess of the prime interest rate of Citibank, N.A., as publicly announced from time to time or, if Citibank, N.A. shall cease to exist or announce such rate, any similar rate designated by Landlord which is publicly announced from time to time by any other bank in the City of New York having combined capital and surplus in excess of One Hundred Million and 00/100 Dollars ($100,000,000) (“Prime Rate”), or (ii) twelve percent (12%) per annum, from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed additional rent. In addition, upon the third failure of Tenant to pay when due any installment of base annual rent or any payment of additional rent for a period of three (3) days after such installment or payment shall have become due during any twelve month period Tenant shall pay to Landlord a late fee in the amount of five percent (5%) of such overdue amount to compensate Landlord for its administrative costs associated with such failure to timely pay. Such fee shall be deemed additional rent and shall be payable immediately upon demand. This provision is in addition to all other rights or remedies available to Landlord for nonpayment of base annual rent or additional rent under this lease and at law and in equity.

D.    Anything contained herein to the contrary notwithstanding, Tenant shall be entitled to occupy the Demised Premises without an obligation to pay the base annual rental rate for the period commencing on the Effective Date and terminating four (4) calendar months thereafter.”

5.
A.    Article 5 of the Lease shall not apply to this Fourth Modification of Lease Agreement. In lieu thereof; Landlord, at its expense, will perform the work and make the installations to the elevator lobby serving the Demised Premises as set forth in the Estimating Breakdown Sheet annexed hereto, which is sometimes herein referred to “Landlord’s Additional Construction.” Tenant shall not alter, demolish or remove Landlord’s Initial Construction, Landlord’s Additional Construction, or any part thereof, unless Tenant shall, prior to the commencement thereof, obtain Landlord’s written consent thereto.

B. Landlord shall provide Tenant with six hundred and eighty-eight thousand eight hundred and twenty-five dollars ($688,825.00) (the “Landlord’s Contribution”), to make installations, decorations, and improvements necessary and desirable for Tenant’s occupancy of the Demised Premises (“Tenant Alterations”). Landlord will from time to time but, not more frequently than monthly, disburse portions of the Landlord Contribution upon request by Tenant, in order to reimburse Tenant for Tenant Alterations. All Tenant requests for disbursement, pursuant to this article, shall include invoices for Tenant Alterations, along with reasonably satisfactory evidence that all amounts owed by Tenant to third party vendors, in connection with Tenant Alterations have been paid. All Tenant requests for disbursements pursuant to this article shall also include waivers of lien by each third party vendor in connection with Tenant Alterations. All Tenant Alterations shall be constructed in a good and workmanlike manner and in conformance with all applicable laws and regulations as well as the terms and conditions set forth in the Lease.

6.
Article 9 of the Lease is hereby amended to provide that Tenant shall have the right to use one hundred and eighty (180) parking spaces, four (4) of which shall be marked as reserved for Tenant as indicated on the Parking Plan annexed hereto as Exhibit 2, in the Building Parking Area.

7.
A.    Article 11.A. of the Lease is hereby amended by deleting the percentage 15.873% from the fourth line thereof and replacing the percentage 12.673% therefore, and by deleting the figure 56,126 from the fifth line thereof and replacing the figure 44,810 therefor.

B.    Article 11.A. of the Lease is hereby amended to provide that the tax base shall be the total taxes due for the tax year December 1, 2012 to November 30, 2013.

C.    Article 11.B. of the Lease is hereby superseded by Article 3.B. of the Lease.

8.	Article 47 of the Lease is hereby deleted in its entirety and replaced as follows:
“RENEWAL OPTION
50.    A.    Tenant shall have the option, to be exercised as hereinafter provided, to extend the Demised Term for a period of five (5) years upon the following terms and conditions:

B.    That at the time of the exercise of such option, that the Lease shall be in full force and effect, Tenant shall not be in default in the performance of any of the terms, covenants or conditions herein contained with respect to a matter as to which notice of default has been given hereunder and which has not been remedied within the time limited in this Lease.

C.    That at the time of the exercise of such option and at the time of the commencement of such extended period Tenant shall not have assigned this Lease or sublet greater than twenty percent (20%) of the area of the Demised Premises (except per subsection 21.F hereof).

D.    That such extension shall be upon the same terms, covenants and conditions as in this Lease provided, except that; (i) there will be no further privilege of extension for the Demised Term beyond the period referred to above; (ii) during the renewal period, the annual rental payable by Tenant to Landlord shall be the base annual rent as calculated pursuant to Article 3 hereof (including the provisions of Section 3.B hereof) (iii) During the extension period, the base year for determining additional rent under the escalation clause, Article 11, shall remain unchanged and continue to be the base year established at the commencement of the Demised Term as extended by this Fourth Modification of Lease Agreement.

E.    Tenant shall exercise its option to the extension of the Demised term by notifying Landlord of Tenant’s election to exercise such option on or before July 31, 2019. Upon the giving of this notice, this Lease shall be deemed extended for the specified period, subject to the provisions of this Article, without execution of any further instrument. Upon Tenant’s notifying Landlord of its election to extend the term of the Lease, the cancellation option set forth in Article 10 shall be rendered null, void, and of no further force or effect.

9.	Article 49 of the Lease is hereby deleted in its entirety and replaced as follows:
“TENANT’S RIGHT OF FIRST OFFER
49.    Provided this Lease is in full force and effect, and that Tenant shall not be in default beyond any applicable notice and cure periods in the performance of any of the terms, covenants or conditions herein contained with respect to a matter as to which notice of default has been given hereunder and which has not been remedied within the time specified in this Lease, on and after the Effective Date, subject and subordinate to (i) any rights of first offer, rights of first refusal, or any similar such rights of any existing tenants in the Building (including without limitation the right of first offer granted by Landlord to ADP, Inc. pursuant to a certain Agreement of Lease dated February 28, 2008), (ii) any renewal rights of any other tenants in the Building, and (iii) the right of Landlord to negotiate a renewal or extension of a lease with any tenants in the Building, Tenant shall have the right of first offer with respect to the leasing of space on the 3rd floor of the south wing of the Building (an “Expansion Space”) during the term of the Lease. Such right of first offer shall be exercisable, and shall be subject to the conditions following:

A.	Before offering a lease for an Expansion Space to a third party, Landlord shall send to Tenant written notice of its intention to rent an Expansion Space (a “Landlord’s Notice”). Tenant shall have ten (10) business days from the date of delivery of such Landlord’s Notice to deliver to Landlord written notice (an “Acceptance Notice”) wherein Tenant agrees to lease the Expansion Space on the terms specified herein.

B.
If Tenant declines to lease an Expansion Space or fails to reply to Landlord’s Notice within said ten (10) business day period, Landlord may lease such Expansion Space to any third party upon any terms as Landlord may desire.

C.
If Tenant timely delivers an Acceptance Notice to Landlord, the parties shall promptly enter into a modification of lease agreement for the Expansion Space reflecting the terms herein, and shall make appropriate pro rata adjustments with respect to all items of additional rent which depend on the amount of space occupied by Tenant, including, but not limited to, tax escalations pursuant to Article 11 and electric rent pursuant to Schedule C.

D.
If Tenant timely exercises its right of first offer Landlord shall prepare and renovate the Expansion Space for use and occupancy by the Tenant (the “Expansion Space Work”) subject to a mutually agreeable plan and using building standard materials, and at a cost to Landlord not to exceed the “Pro Rata Work Letter” based upon the remaining term of this Lease. The Pro Rata Work Letter shall be calculated by multiplying (i) the cost per rentable square foot of Landlord’s Additional Construction, including Landlord’s general contractor’s overhead and profit, paid by Landlord, multiplied by the rentable square feet of such Expansion Space times (ii) the remaining term of this Lease (at the time of the substantial completion of the Expansion Space Work) divided by the seven year extension period of the term.

E.
Upon substantial completion of the Expansion Space Work, the base annual rental rate, and additional rent for the Demised Premises shall be increased by the rent allocable to such Expansion Space (the “Expansion Space Rent”). The initial Expansion Space Rent shall be computed by multiplying (i) the total number of rentable square feet comprising such Expansion Space times (ii) the amount of base annual rental rate and additional rent per square foot then being paid by Tenant for the original Demised Premises hereunder, as theretofore escalated as in Article 3, Article 11 and Schedule C hereof provided, and otherwise on the same terms and conditions as set forth in this Lease.

F.
In the event Tenant exercises its right of first offer as hereinabove provided, upon substantial completion of such Expansion Space Work, should the Expiration Date be a date less than three (3) years from the date Landlord completes such Expansion Space Work, the Demised Term of this Lease shall be deemed amended and extended to terminate three (3) years from the date Landlord completes such Expansion Space Work, it being intention of Landlord and Tenant that the terms of the Lease for the Demised Premises and the Expansion Space (including the expiration dates thereof) shall for all purposes be co-terminus.

G.
The Renewal Option set forth in Article 50 shall remain unaffected by an exercise of Tenant’s right of first offer, however in the event that Tenant exercises its right of first offer then the Cancellation Option set forth in hereinbelow, will be rendered void, and of no further force or effect.

H.
If Tenant declines to lease an Expansion Space, Tenant acknowledges and agrees that Landlord may grant such tenants of such Expansion Space renewal options therefore and that the right of first offer set forth in this Article 49 shall be subject and subordinate thereto.

I.	Landlord does not warrant the availability of Expansion Space.

J.	Upon exercise by Tenant of the Right of First Offer (in accordance with Article “49” hereof) the number of parking spaces [set forth in Article “9.” Hereof], the number of directory listings (set forth in Article “10.” hereof) and Tenant’s Proportionate Share (set forth in Article “11.” hereof) shall be increased on a proportionate basis.

K.
Landlord and Tenant agree that it is their intention that all space leased hereunder (including the Expansion Space pursuant to Tenant’s exercise of the Right of First Offer in accordance with Article “49.” hereof) shall be on the same terms and conditions as the lease for the initially Demised Premises including, without limitation, base annual rent (as may be escalated), increases in base annual rent, base year and escalations for real estate taxes (in accordance with Article “11.” hereof) and electricity (in accordance with Schedule C).”

10.
Notwithstanding anything to the contrary contained herein, Tenant shall have the right to cancel and terminate this Lease effective February 28, 2018. If Tenant wishes to exercise this right to cancel Tenant shall send written notice to Landlord, no later than February 28, 2017, and accompanied by a bank or certified check payable to Landlord, in the amount of $676,880.60 (the “Termination Fee”), which the parties agree constitutes (a) the rent conceded to Tenant and (b) the unamortized portion of, (i) the cost of Landlord’s Additional Construction, and (ii) the brokerage commission paid by Landlord. In the event that Tenant shall exercise the option herein contained, Tenant shall vacate, quit, and surrender the Remainder Premises on or before February 28, 2018 time being of the essence thereto. In the event that Tenant does not sent notice and the Termination Fee as described above, this right to cancel will be automatically deemed to have been irrevocably waived by Tenant.

11.
Tenant represents and warrants to Landlord that Newmark of Long Island, LLC is the sole broker that has been utilized in the transaction covered hereby. Tenant agrees to indemnify, defend and save Landlord harmless of, from and against, any and all claims (and all expenses and fees, including attorney’s fees, related thereto) for commissions or compensation made by any other broker or entity, arising out of or relating to the breach by Tenant of the foregoing representation. As, if and when this Fourth Modification of Lease Agreement shall be fully executed and unconditionally delivered by both Landlord and Tenant, Landlord agrees to pay any commission that may be due Newmark of Long Island, LLC in connection with this Fourth Modification of Lease Agreement in accordance with separate agreement between Landlord and Newmark of Long Island, LLC.

Except as amended hereby the Lease remains, and shall remain, in full force and effect and each and every term, condition, and provision thereof is hereby confirmed, ratified and continued.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

HUNTINGTON QUADRANGLE 2, LLC.

BY: /s/ Tony Fromer _
Manager

INTERDIGITAL COMMUNICATIONS, LLC.

BY: /s/ Gary Isaacs _

(Print Name) Gary Isaacs _

(Print Title) CAO _